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                                                                      EXHIBIT 99

HOME LOAN FINANCIAL CORPORATION
401 Main Street
Coshocton, Ohio  43812

                              FOR IMMEDIATE RELEASE

Contact: Robert C. Hamilton, Chairman of the Board, President,
         Chief Executive Officer

         Preston W. Bair, Vice President, Secretary, Treasurer,
         Chief Financial Officer

Telephone: 740-622-0444

                    HOME LOAN FINANCIAL CORPORATION ANNOUNCES
                    REVERSE STOCK SPLIT TO END SEC REPORTING

         (Coshocton, Ohio) - May 18, 2005 - Home Loan Financial Corporation ("HLFC"), announced today that its Board of Directors has approved a plan to end the Corporation's obligation to file reports with the Securities and Exchange Commission (the "SEC"). This would be accomplished through a 1-for-600 reverse split of HLFC's common stock to be followed immediately by a 600-for-1 forward split. In the split transactions, stockholders with fewer than 600 common shares of HLFC held of record in their name immediately before the split transactions will receive a cash payment equal to $20.75 per pre-split share. Stockholders holding 600 or more shares of HLFC common stock immediately before the split transactions will not receive a cash payment and will continue to hold the same number of shares after completion of the split transaction.

         When the split transactions are completed, HLFC expects to have fewer than 300 stockholders of record, thereby qualifying to deregister its common stock under the Securities Exchange Act of 1934. As a result, the Corporation would not be required to file periodic reports and other information with the Securities and Exchange Commission as long as it has fewer than 300 shareholders of record. If HLFC deregisters its common stock and suspends reporting obligations under the Securities Exchange Act of 1934, the common stock will cease to be eligible for trading on NASDAQ. However, the Corporation anticipates that its common stock will be quoted on the OTC Bulletin Board or in the Pink Sheets, to the extent market makers continue to make a market in its shares.

         "Our Board of Directors decided to take this action," said Robert C. Hamilton, HLFC's President and CEO, "because we believe that the advantages of continuing as a public company are far outweighed by the cost. As a public reporting company, Home Loan Financial Corporation incurs significant accounting, legal and administrative costs that are associated with compliance with the SEC's reporting requirements. Those costs are expected to increase if the


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Corporation remains public and is required to implement the internal controls requirements of the Sarbanes-Oxley Act in the 2006 fiscal year. We believe that the cost savings we will realize by going private will have a positive impact on the Corporation's results of operation and will allow management to focus more of its attention on the Corporation's business."

         The Board of Directors has received a fairness opinion from its financial advisor, Keller & Company, Inc., that the cash consideration of $20.75 per share to be paid in the proposed split transaction to record stockholders owning fewer than 600 shares is fair, from a financial point of view, to the Corporation's stockholders.

         The proposed split transactions are subject to approval by the holders of a majority of the issued and outstanding common shares of Home Loan Financial Corporation. Stockholders will be asked to approve the split transactions at a special meeting of stockholders, currently expected to be held in the third quarter of 2005. Home Loan Financial Corporation has filed a preliminary proxy statement and Schedule 13E-3 with the SEC outlining the transaction. Home Loan Financial Corporation will also mail a copy of the definitive proxy statement prior to the meeting to its stockholders entitled to vote at the meeting.

         Home Loan Financial Corporation, headquartered at 401 Main Street, Coshocton, Ohio, is the holding company of The Home Loan Savings Bank. The Home Loan Savings Bank offers a full line of banking and financial brokerage services to its customers through four full service branches. The Home Loan Savings Bank has two offices in Coshocton, Ohio, an office in West Lafayette, Ohio and a branch in Mount Vernon, Ohio. The Corporation is traded on the NASDAQ-NM under the symbol "HLFC."

         When used in this release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Corporation wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors, could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from those anticipated or projected. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.